Exhibit 10.1

January 5, 2005

William H. Rastetter, Ph.D.
Executive Chairman
Biogen Idec Inc.

Re:	Use of Company-Owned Condominium

Dear Bill:

     This letter sets forth our agreement as to your use of a company-owned condominium in Cambridge, Massachusetts. You acknowledge that you have been using the condominium since January 2004 and that this agreement covers your use of the condominium since that time as well as future use. The primary reason that the condominium is being provided to you is for lodging when you come to Cambridge for business purposes.

     As the owner of the condominium, the company reserves the right to use the condominium for company functions and other activities at the company’s discretion and at times when such use does not interfere with your business visits to Cambridge.

     The condominium is to be used by you primarily for business purposes, i.e., lodging when you are away from your principal place of business in San Diego, California and in Cambridge performing services for the company. Limited incidental personal use of the condominium by you or by your spouse (or significant other), when accompanied by you, is permitted. You must report such personal use to the company within 30 days. The fair rental value of such personal use of the condominium will be added to your compensation, grossed up for the appropriate taxes, treated as wages for payroll tax purposes, and reported on Form W-2.

     As owner, the company will pay the costs and expenses of the condominium including taxes, condominium fees, insurance for real and personal property, utilities, cleaning, maintenance, renovations, repairs, and such other costs and expenses as are assessed or expected by the condominium association from time to time. Since you will be the principal business lodger of the condominium, the company will provide you with a list of approved service providers to perform cleaning, maintenance, renovation and repair services at times convenient to your visits. The approved service providers will bill the company directly for services related to the condominium. Costs and expenses of unapproved service providers will be your financial responsibility unless the company agrees to pay such costs and expenses. You agree to promptly provide the company with original invoices and bills, with appropriate explanations, for company-covered costs and expenses that are sent directly to the condominium.

     The company shall own the portion of the furniture, equipment, furnishings, decorations and similar items in the condominium for which it pays and you shall own the rest.

     You agree at all times to maintain the condominium in good, clean and livable condition, normal wear and tear excepted.

     Your use of the condominium is solely at the discretion of the company. The company may terminate your use of the condominium at anytime upon 30 days written notice to you. In addition, if your employment with the company ends for any reason, your use of the condominium will terminate on your last day of employment with the company.

Very truly yours,

/s/ Craig Eric Schneier

Craig Eric Schneier
Executive Vice President, Human Resources

Acknowledged and Agreed:

/s/ William H. Rastetter

William H. Rastetter, Ph.D.,
Executive Chairman

cc:	Bruce R. Ross, Chair, Compensation and Management and Development Committee Alan Belzer, Chair, Corporate Governance Committee Thomas F. Keller, Chair, Finance and Audit Committee